Exhibit 10(j)

ASSIGNMENT OF LEASE AND SECURITY DEPOSITS
This Agreement, made this             day of                         , 2015, by REITANO ENTERPRISES, INC., a Florida corporation (hereinafter called "Assignor") to ON THE MOVE CORPORATION, a Florida corporation (hereinafter called "Assignee").
W I T N E S S E T H:
For and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the Assignor hereby absolutely grants, transfers, conveys, sells, sets over, delivers and assigns to Assignee, its successors and assigns, all of Assignor's right, title, interest, rent and income as lessor in, to and under that certain Commercial Lease by and between Assignor, as Landlord and PM Jupiter Farms, LLC, a Florida limited liability company, as Tenant, a copy attached hereto as Exhibit "A" and made a part hereof and all guarantees of the performance and payment of rental obligations of any tenants thereunder affecting the Property or any part thereof (the "Lease"), executed and delivered in connection with that certain property located at 10050 West Indiantown Road, Jupiter, Florida, as more particularly described in Exhibit "B" (the "Property") attached hereto and made a part hereof. In addition, Assignor hereby assigns, transfers, conveys, grants, sells and delivers to Assignee all of Assignor's right, title and interest in, to and under all the Security Deposits, Pre-Paid Rents and Additional Rent (including, but not limited to, taxes, insurance and common area maintenance charges) of the tenants of the aforedescribed Property deposited with Assignor, if any, pursuant to the respective Lease, all as more particularly described in Exhibit "A" attached hereto and made a part hereof.  This Assignment is given for the purpose of assigning all of Assignor's contractual rights, title, interest, rent and income to, in and under said Lease to Assignee.  This Assignment is intended to be an absolute, present and complete assignment and Assignee is authorized to stand in Assignor's place and stead, to utilize Assignee's name and the authority granted under the said Lease.
Assignor represents and warrants that the tenant/lease rent roll attached hereto as Exhibit "A" is true, accurate and complete and that the actual Lease is consistent with Exhibit "A" as of the date hereof. Further, no tenant or other person has been or is entitled to any rebate, concession, free rent, tenant improvement, inducement to rent or other benefits except as shown on Exhibit "A" and that no rents due under the Lease has been assigned, hypothecated or encumbered.
Assignor represents and warrants that (a) Assignor has full right, power and authority to make the Assignments granted herein; and (b) said Lease is valid, in full force and effect with no default by Assignor and/or any of the tenants thereunder.
These representations and warranties shall survive the closing of the transaction referenced herein.
This Assignment shall constitute a direction to and full authority to every tenant to act at Assignee's written direction and otherwise perform on Assignee's behalf subject to the terms and conditions of said Lease without proof of authorization from Assignor. Assignor hereby acknowledges and agrees that all such parties are hereby irrevocably authorized and directed to rely upon and comply with any written request, notice and demand made by Assignee with respect to such Lease for the performance of any undertaking thereunder and shall have no right or duty to inquire as to whether such authority is then existing.
Exhibit 10 (j) Page 1

Assignee hereby assumes all of Assignor's obligations under the Lease from and after the date of this Assignment.  Provided, however, Assignee shall not be deemed to have assumed any of Assignor's obligations under the Lease prior to the date hereof and shall not be liable to any tenant in connection with and pertaining to Assignor's ownership, development, operation, maintenance, lease and use of the Property prior to the date of this Assignment.
In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs at administrative, pre-trial, trial and appellate levels whether suit be instituted or not.
If any clause or provision herein contained shall operate either presently or prospectively to invalidate this assignment, in whole or in part, then such clause or provision only shall (except for purposes of internal reference) be held void as though not contained and the remainder of this instrument shall remain operative and in full force and effect.
This Assignment may be executed in any number of counterparts, including facsimile, any one and all of which shall constitute the agreement of the parties.
This Assignment shall be governed by and construed according to the laws of the State of Florida.
Assignor agrees to make, execute and deliver all such further or additional instruments as may be necessary to perfect the Assignment made hereby.
WITNESSES:	"ASSIGNOR"
	By:	/s/ Richard Olson,
Richard Olson, as President

"ASSIGNEE"
ON THE MOVE CORPORATION, a Florida corporation
By:
Print Name:
Title:

STATE OF FLORIDA
COUNTY OF PALM BEACH
The foregoing instrument was acknowledged before me  this ______  day of ________________ 2015, by Richard Reitano, as President of Reitano Enterprises, Inc., a Florida corporation, on behalf of said corporation. He is personally known to me (or has produced a driver's license as identification) and did/did not take an oath.

Notary Public
Commission Expires:

Exhibit 10 (j) Page 2

STATE OF FLORIDA
COUNTY OF PALM BEACH
The foregoing instrument was acknowledged before me  this ______  day of ________________ 2015, by __________________________, as ________________ of On the Move Corporation, a Florida corporation, on behalf of said corporation. He/she is personally known to me (or has produced a driver's license as identification) and did/did not take an oath.

Notary Public
Commission Expires:

Exhibit 10 (j) Page 3

EXHIBIT "A"
COMMERCIAL LEASE
(Dunkin Donuts – Jupiter Farms Chevron)

This Indenture of Lease, executed on the dates indicated below, by and between together with its successors and assigns, REITANO ENTERPRISES, INC. (herein after referred to as "Landlord or Lessor"), and PM JUPITER FARMS, LLC, a Florida limited liability company, together with its successors and assigns (herein after referred to as "Tenant or Lessee"):
WITNESSETH:
1.            Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises located at 10050 WEST INDIANTOWN ROAD, consisting of approximately 200 square feet with an additional 140 square feet in common as more fully described in Exhibit "A" attached hereto and made a part hereof, together with all of the appurtenances thereunto belonging (hereinafter referred to as the "Premises") for the terms, at the rent and otherwise upon the terms, provisions and conditions hereinafter set forth in this Lease. Landlord hereby represents and warrants that it has the right and authority to lease the Premises.
Landlord may at its option lease the other portion of the premises to a co-tenant which will be bound by another lease which will be in harmony with this lease. The co-tenant shall sign an acknowledgement that it's bound by the terms of this lease.
2.            Term. Tenant shall lease the Premises for an initial Term of five (5) years (plus the number of days remaining in the month in which the term of the lease commences if the term commences on other than the first day of a month) commencing on the Lease Commencement Date of October 1, 2012.
3.            Rent. Tenant hereby covenants and agrees to pay to Landlord at P. 0. Box 540175, Lake Worth, FL 33454 or to such person as Landlord may hereinafter designate in writing, as rental for the Premises, a sum which is equal to ten (10%) percent of the gross sales each month or $2,500 whichever is greater, plus six (6.5%) sales tax, payable in monthly installments on the first day of each calendar month during the Term of this Lease. Initial rent will begin on the first full day of business for the Dunkin Donuts in the amount of $2,500.00. ill the event that the initial Term of this Lease commences on a day other than the first day of the month, rent for the fraction of a month in which the initial Term commences shall be prorated on a per diem basis.
If the rent payment is delinquent more than 5 days of the due date, a $100 fee will be due in addition to the rent. If the rent payment check is returned to landlord for non sufficient funds or stop payment, in addition to the rental payment a $250 fee will be due with the payment made by cashier's check within 5 days of notification. If the rent payment check is returned to landlord for non-sufficient funds or stop payment a second time, in addition to the rental payment a $250 fee will be due with the payment made by cashier's check within 5 days of notification and all subsequent rental payments will be made by cashier's check or electronic transfer for the balance of the lease term.
Landlord at Landlord's discretion may request to review sales receipts or any reports for any month to determine monthly sales.
Exhibit 10 (j) Page 4

4.            Options to Renew Lease Term. Tenant shall have the right and option to renew this Lease for three (3) additional terms of five (5) years each beyond the expiration of the initial Term hereof (each, a "renewal Term"), with all the terms, provisions and conditions of this Lease. However, the new monthly rental will be at ten 10% of gross revenues or $2,500 whichever is greater for year two (2) of the initial term, plus applicable sales tax. Thereafter the new monthly rent will be at 10% of gross sales for the three (3) option periods, plus applicable sales tax. The terms and rent due are expressed as follows:
Initial Term:
	October 1, 2012 through September 30, 2013	10% monthly gross revenues

	October 1, 2013 through September 30,2017	10% monthly gross revenues

1st Option Term:	October 1, 2017 through September 30,2022	10% monthly gross revenues

2nd Option Term:	October 1, 2022 through September 30, 2027	10% monthly gross revenues

3rd Option Term:	October 1, 2027 through September 30, 2032	10% monthly gross revenues

The full maximum term without modification of the lease is twenty (20) years. At the time of execution of this COMMERCIAL LEASE, the calendar dates indicated herein for commencement, the Initial Term, and all Option Terms will be corrected to reflect the adjusted calendar dates based on the actual execution and possession date of the premises by Lessee. Such adjusted Commencement Date and the basis for adjustment will be noted by the parties at the time of execution. Upon lease termination (whether by lease expiration, force majeure, or per paragraph 12 herein) the Lessee shall be allowed to remove all of the fixtures, furniture, and equipment which Lessee placed or installed on the premises as they will remain the property of the Lessee and will restore the premises to its original condition.
Exhibit 10 (j) Page 5

5.            Use of Premises, Compliance with Laws. Tenant covenants with Landlord that the Premises shall be used for the operation of a Dunkin Donut Franchise or Baskin Robins Franchise with all operations appurtenant thereto, including the sale of products or merchandise sold from time to time in such franchises, along with customer and employee parking (western boarder of property line) on the premises. Tenant and or its employees shall not at any time park around the building. Tenant shall have the exclusive use of the leased portion of the premises to conduct its business and the Landlord agrees to not allow any other Nationally Branded similar business to compete on the Landlord's premises. Tenant shall keep the property in a clean and orderly manner and shall not allow the accumulation of trash or debris on the premises. Tenant may not provide bottled beverages or self-service fountain drinks to customers.
The Landlord's co-tenant will operate and maintain a Gas Station on the premises. Landlord's co-tenant will operate such facility in a clean, orderly, and professional manner so that such business will not interfere, disrupt or diminish the use or operation of the Tenant's business. Landlord's co-tenant will comply with all governmental regulations concerning the safe and clean operation of a Gas Station, and will be fully responsible for cleanup or remediation of any spills of fuel, fuel products or any other materials which could be classified hazardous under Florida law, and agrees to indemnify and hold the Tenant harmless from any damages caused by the Landlord's co-tenant operation of the Gas Station.
The Tenant will be responsible for the restaurant equipment installed by Tenant along with the exterior menu board, and Tenant signage, grease traps and any other equipment or fixtures used by the Tenant.
6.            Taxes. Landlord shall be responsible for all real estate taxes excluding taxes on tenant's equipment and inventory which shall be the responsibility of the tenant.
7.            Repairs and Improvements. Tenant may make improvements to the Premises with the prior written consent of Landlord. All improvements made to the Premises by Tenant shall remain the property of Tenant, provided, however, that upon termination or expiration of this Lease any such improvements not removed by Tenant shall become property of Landlord. Tenant will restore the Premises to its original condition, with the exception of reasonable wear and tear. During the initial Term of this Lease or any renewals thereof, any improvements required by any federal, state or local statutes or regulations of any kind and not necessitated by Tenant's business shall be made solely by Landlord for the account of Landlord and at Landlord's sole cost and expense and tenant shall likewise with its leases area, equipment and business.
The Landlord will be responsible for repair, maintenance or the replacement of any item comprising the Gas Station and convenience store (operated by the Landlord's co-tenant), the exterior premises (including all lighting, parking and access), the "under roof" premises not leased by Tenant, and the electrical and HVAC systems servicing Tenant's premises.
The Tenant shall be responsible for the repair and maintenance of any all fixtures and equipment installed by the Tenant. Tenant will be responsible for the repair and maintenance of any signage, but not the fixture to which the sign is affixed unless such fixture was installed and remains an asset of the Tenant. Additionally, the Tenant will be responsible for the repair and maintenance of the grease trap.
Exhibit 10 (j) Page 6

8.            Public Utilities. Landlord represents, to the best of its knowledge that telephone and electric facilities are present on the Premises sufficient to operate a Dunkin Donut Franchise. Tenant shall pay or cause to be paid 1) any charges for any additional garbage pickup, in connection with the Tenants additional use of Premises; 2) the telephone or other communication service used by Tenant, and 3) the servicing costs of the grease trap). Tenant shall pay no costs for electrical service.
9.            Indemnification of Landlord, Insurance. Tenant will be liable for and will indemnify Landlord against all, damages to the Premises or to the property of others and against all liability of Landlord to any person or persons which may result from any negligent act or omission of Tenant, its employees, servants, agents, licensees, or invitees on or in the Premises and other areas used in common by Tenant and Landlord from time to time. Tenant will also indemnity landlord against any personal injury and claims against the tenant's products.
Tenant will maintain and keep in force throughout the initial Term of this Lease, and any renewal Term, at Tenant's cost, public liability insurance against claims for bodily injury, or death and for injury to or destruction of property occurring upon, in or about, or arising from the Premises. Such insurance shall afford protection to a limit of not less than One Million Dollars ($1,000,000.00) in respect to bodily injury or death suffered by any one person and to a limit of not less than One Million Dollars ($1,000,000.00) in respect to damage to or destruction of property arising out of any one accident. Said policy shall name Tenant as an insured, Landlord and Landlord's mortgage company as an additional insured and certificates of insurance will be provided to Landlord as it is renewed and at Landlord's request.
Landlord's co-tenant will be liable for and will indemnity Tenant against all damage and injury to any party, or damage to any property of others, and against all liability of Tenant to any person or persons which may result from any negligent act or omission of Landlord's co-tenant, its employees, servants or agents on or in the Premises, and other areas used in common by the Tenant and Landlord from time to time.
10.            Signs. Tenant will not erect or install any signs without the written permission of the Landlord, which will not be unreasonably withheld. Tenant will comply with all governmental ordinances and regulations in the application for and installation of anything on the premises. Landlord has agreed to allow the Tenant two (2) faces on the shopping center pylon signs, two (2) faces on the leased structures which will be located on the north side of building towards the west side as long as permitted by the governing authorities having jurisdiction. The proposed Landlord approved exterior signage drawings are attached as an exhibit to this agreement. Tenant shall have the right at the expiration of the initial Term hereof or of any renewal Term to remove any and all signs so erected. Landlord agrees specifically to the standard signage used on various Dunkin Donut franchises nationwide as depicted in the renderings which are attached hereto and incorporated herein as Exhibit "B".
11.            Expropriation or Condemnation. In the event that the whole or any part of the Premises shall be expropriated or condemned by any competent authority for any public use or purpose during the initial Term of this Lease, or any renewal Term hereof, Tenant shall have the right to prosecute its claim or claims against the governmental agency which is expropriating or condemning the premises for any award based upon its leasehold interest for such expropriation or condemnation and for relocation expenses. In the event of such expropriation or condemnation of all or substantially all of the Premises or so much of the improved portion thereof as to render the balance thereof impractical for the use of Tenant, as Tenant in its sole discretion shall determine, this Lease shall terminate thirty (30) days after Tenant so notifies Landlord. Tenant shall be entitled to receive all proceeds from such expropriation or condemnation attributable to Tenant's property and improvements.
Exhibit 10 (j) Page 7

12.            Zoning. Landlord represents, to the best of its knowledge that the Premises is zoned so as to permit for Tenant's use of the premises as a Dunkin Donut Franchise, including but not limited to both customer and employee parking. It is the responsibility of the tenant to verify such. This Lease will not become effective, and the initial Term shall not commence until confirmation of the above clearances are received by Tenant.
To the extent that Tenant is prevented from carrying on a substantial portion or part of its business due to the application of any zoning or regulations or other laws, statutes or governmental regulations of any kind applicable to the Premises or any other reason beyond the control of Tenant, Tenant may terminate this Lease.
In the event that zoning laws are changed preventing Tenant's use of the Premises, Tenant may elect to terminate this Lease.
13.            Lessor's Representations. Warranties and Covenants to the best of its knowledge In order to induce Lessee to enter into this Agreement and to lease the premises, Lessor hereby represents and warrants to Lessee the following matters, each of which is material and will be relied upon by Lessee:
a.            The Property is zoned Commercial;

b.	Water, sanitary sewer, storm sewer, gas, electrical service, grease trap, and other utilities are available and connected at the Property;
c.                   Environmental:
i.	The Property is not environmentally contaminated and any use of the surrounding premises as an automobile fuel service station with underground petroleum or oil storage tanks are and have been used in full compliance with all regulations, laws, rules, and ordinances (of the State of Florida, United States Government, Palm Beach County, and any other local or municipal government) which may apply to the total property owned or in the control of the Lessor, of which the leased premises are a part.
ii.	The facilities involved have all necessary environmental permits and authorizations.
iii.	There has been no release of hazardous substances on the Lessor's property, a portion of which makeup the leased premises.
IV.	There are no pending enforcement, administrative actions or environmental claims associated with the Lessor's property.
v.	There is current and historical compliance with all environmental laws.
d.	Lessor has the full power and authority to make, deliver, enter into and perform pursuant to this Agreement, and this Agreement is valid, binding and enforceable against Lessor in accordance with its terms.
e.	There are no proceedings pending or so far as Lessor knows threatened before any court or administrative agency that would materially adversely affect the financial condition of Lessor or the ability of Lessor to enter into this Lease or the validity or enforceability of this Lease.
f.	There is no provision of any existing mortgage, indenture, contract or agreement binding on Lessor which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease.
Exhibit 10 (j) Page 8

g.	During the term of the lease the Lessor or its lessee's shall maintain the Property, of which the leased premises are a part.

Lessor acknowledges that Lessee is executing this lease in reliance upon the foregoing representation and warranty and that such representations and warranties are a material element of the consideration-inducing Lessee to enter into and execute this Lease.
14.            Lessee's Representations, Warranties and Covenants. In order to induce Lessor to enter into this Agreement and to lease the premises, Lessee hereby represents and warrants to Lessor the following matters, each of which is material and will be relied upon by Lessor:
a.	The facilities involved will only be operated with all governmental permits, approvals, licenses and shall be in full compliance with all health and safety laws, rules and regulations.
b.	Lessee has the full power and authority to make, enter into and perform pursuant to this Agreement, and this Agreement is valid, binding and enforceable against Lessee in accordance with its terms.
c.	There are no proceedings pending or so far as Lessee knows threatened before any court or administrative agency that would materially adversely affect the financial condition of Lessee or the ability of Lessee to enter into this Lease.
d.	Lessee is a qualified and approved franchisee of Dunkin Donuts Brands and has the appropriate approvals of Dunkin Donuts Brands to open, and operate the subject store.
e.	If Lessee is a corporation, then the officers of Lessee executing this Lease on behalf of Lessee represent and warrant that this Lease has been authorized and approved by the Board of Directors of Lessee at a duly held meeting of the Board of Directors of Lessee (or pursuant to a valid unanimous vote of the Board of Directors of Lessee) and copies of the applicable resolutions of such Board of Directors are available to Lessor.
f.	During the term of the lease the Lessee shall maintain the Property, of which the leased premises are a part.
Lessee acknowledges that Lessor is executing this lease in reliance upon the foregoing representation and warranty and that such representations and warranties are a material element of the consideration-inducing Lessor to enter into and execute this Lease.
15.            Environmental Assessment. Lessee may, at Lessees sole discretion, determine at any time during the pendency of the lease that it is advisable to conduct a Phase I Environmental Site Assessment to be conducted by an environmental engineer. Lessee shall deliver to Lessor a copy of all resulting environmental reports. Lessor will keep the premises in compliance with all Environmental Regulation. Lessee with respect to its business and leased portion shall keep the premises in compliance with all Environmental Regulation.
16.            Joint Operations Agreement (JOA). Landlord is not operating the Gas Station on the premises in the area adjacent to the Tenant's Dunkin Donuts franchise, the co-tenant will enter into and agree to abide by a Joint Operations Agreement. This agreement will bind both tenants as to their responsibilities to each other. The ownership of the gas station business may change from time to time; therefor a new JOA will need to be executed by the new business  owner. The JOA does not effect this lease in any way. Landlord will notify tenant of any business ownership change within 5 business days and as part of this agreement will have co- tenant execute the JOA.
Exhibit 10 (j) Page 9

17.            Quiet Enjoyment. Landlord will warrant and defend Tenant in the enjoyment and peaceable possession of the Premises during the initial Term of this Lease and any renewal Term hereof.
18.            Remedies on Default. If Tenant at any time during the initial Term of this Lease or any renewal Term hereof shall default in the payment of any installment of rent or any other sum specifically to be paid by Tenant hereunder, or defaults under any other term or covenant set forth in this Lease and such default shall not have been cured within thirty (30) days (ten (10) days if it relates to a default on rent payment) after written notice thereof shall have been given by Landlord to Tenant, Landlord may:
a.	terminate this Lease without any further obligations hereunder and, or
b.	se Tenant to collect any and all sums which may accrue to Landlord by virtue of the provisions of this Lease, including but not limited to reasonable attorney's fees relating to such litigation, and
c.	in addition to the remedies set forth in (a) and (b), take any other actions permitted at law or in equity (it being agreed and acknowledged that the remedies provided to Landlord in this Section are cumulative and not exclusive).
19.            Hold Over Provision. It is hereby agreed that in the event Tenant holds over after the expiration of the initial Term or any renewal Term of this Lease, the tenancy shall be from month to month in the absence of a written agreement to the contrary, and the monthly rent payable shall remain unchanged.
20.            Notices. All notices, demands and requests which may or are required to be given by either party to the other shall be in writing. All notices, demands and requests by either the Landlord or Tenant shall be sent by United States certified or registered mail, postage prepaid, or by any overnight express service which provides receipt of delivery, addressed to the parties as follows:
Landlord	Reitano Enterprises, Inc.
P. 0. Box 540175
Lake Worth, FL 33454

Tenant	PM Jupiter Farms, LLC
35 SW Port St. Lucie Boulevard
Port St. Lucie, Florida 34984

The designated address for NOTICE may be changed by the parties from time to time as they designate in writing. Notices, demands and requests which shall be served upon Landlord or Tenant in the aforesaid manner shall be deemed sufficiently served or given for all purposes hereunder at the time such notice, demand or request is received.
21.            Amendments. No consent to, amendments to or changes in any provision in this Lease shall be effective unless in writing and signed by both parties.
22.            Obligations and Rights of Successors. It is further agreed by and between the parties hereto that all of the covenants, agreements, conditions and understandings in this Lease shall extend to and be binding upon and shall inure to the benefit of the respective parties hereto and their heirs, executors, administrators, successors and assigns, as the case may be.
Exhibit 10 (j) Page 10

23.            Liability of Landlord. If Landlord shall fail to perform any covenant, term or condition of this Lease and fail to remedy such failure within sixty (60) days after Tenant provides written notice, Landlord will be deemed to be in default under this Lease. In that event, Tenant, at Tenant's sole option, may:
a.	terminate this Lease without any further obligation hereunder, or
b.	cure said default and sue Landlord for any damages incurred as a result of the Landlord's default, including but not limited to reasonable attorneys' fees relating to such litigation, or
c.	in addition to the remedies set forth in (a) and (b), take any and all other actions permitted by law or equity (it being agreed and acknowledged that the remedies provided to Tenant in this Section are cumulative and not exclusive).
24.            Certain Defaults by Landlord.
a.	If Landlord, during the initial Term or any renewal Term of this Lease, shall default in the performance or observance of any term, agreement, or condition in this Lease relating to the maintenance or repair of the Premises and shall not cure such default within thirty (30) days after notice thereof from Tenant (or shall not within said period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence), Tenant may, at its option, may cure such default for the account of Landlord, and any amount paid or any contractual liability incurred by Tenant in so doing, shall be deemed paid or incurred for the account of Landlord and Landlord agrees to reimburse Tenant therefor or save Tenant harmless there from; provided that Tenant may cure any such default as aforesaid prior to the expiration of said waiting period, but after said notice to Landlord, in an emergency situation. If Landlord shall fail to reimburse Tenant upon demand for any amount paid for the account of Landlord hereunder, said amount may be deducted by Tenant from the next or any succeeding payments of rent due hereunder. Any and all copies of invoices for such cure shall be submitted to landlord.
b.	The Lessee may, if the Lessor fails or refuses to cure any default under this lease agreement within thirty (30) days, or whatever time is set forth in this agreement, or within a commercially reasonable time, the Lessee may terminate this lease.
25.            Headings. The headings and titles of sections of this Lease are for convenience only and are not to be considered a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.
26.            Intentionally deleted.
27.            Governing Law. The validity, performance, interpretation and enforcement of this Lease shall be governed by the laws of the State of Florida and in any action against any party the venue shall be Palm Beach County.
28.            Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall constitute one and the same instrument, notwithstanding that fewer than all signatures appear on any one counterpart.
Exhibit 10 (j) Page 11

29.            Subordination and Attornment.  The Landlord agrees that due to the Tenant's expenditures both for the improvements to the leasehold and for the acquisition of the Dunkin Donuts franchise, this agreement shall survive any change in ownership of the property. Any equipment owned by tenant shall not be encumbered by any mortgages placed on the property by the property owner or lessor. The Landlord and that the Tenant will agree to acknowledge and agree to accept the mortgagee-lienor as Landlord if they become the legal title holders of the property.
30.            Entire Agreement. This Lease and any exhibits attached hereto set forth all the covenants, promises, agreements, conditions and understandings, either oral or written between the parties hereto.
31.            Assignment or Subletting. Lessee shall have the right to assign or sublease the premises to another financially qualified Dunkin Donuts franchisee, or Dunkin Donuts Brands (Corporate Franchisor) may be assigned or assume the then balance of the lease if in the unlikely event Dunkin Donuts Brands finds it necessary to do so to protect its' franchise. Landlord must approve such assignment. Approval shall not be unreasonably withheld.
Landlord specifically agrees to the OPTION TO ASSUME LEASE form (Dunkin Donuts Franchising, LLC) which is attached hereto and incorporated herein as Exhibit "D".
32.            Recordation. This lease shall not be recorded by either party.
IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed, in duplicate, as of the day and year first above written.

Exhibit 10 (j) Page 12

COMMENCEMENT DATE OF LEASE: October 1, 2012

LANDLORD:
Witnesses:

By: /s/ Richard Reitano
Signature	As its President

Dated: 09/21/2012
Name

Signature

Printed Name
TENANT:
PM JUPITER FARMS. LLC
Witnesses:

By: /s/
Signature	As

Dated: 09/21/2012
Name

Signature

Printed Name

Exhibit 10 (j) Page 13

EXHIBIT A

Exhibit 10 (j) Page 14

Exhibit B

Exhibit C

JOINT OPERATIONS AGREEMENT JUPITER FARMS CHEVRON

This agreement is made between the parties on the date set forth herein below, and is between __________________, a Florida Corporation (operator of "Fuel Depot/Convenience Store", co-tenant), and PM JUPITER FARMS, LLC, a Florida Limited Liability Company (operator of "Dunkin Donuts", tenant). Neither party owns the premises or the property. The parties after thoughtful contemplation and review agree that:
WHEREAS, has entered into a lease agreement to operates a Fuel Depot/Convenience Store franchise at the premises located at 10050 INDIANTOWN ROAD, JUPITER FLORIDA 33478. The Fuel Depot/Convenience Store occupies approximately fifty (50%) percent of the leasable space at the stated location.
WHEREAS, PM JUPITER FARMS, LLC has entered into a lease agreement dated this same date whereby it will operate a Dunkin Donuts store in space located I 0050 INDIANTOWN ROAD, JUPITER FLORIDA and occupy approximately fifty (50%) percent of the remaining leasable space at such premises.
WHEREAS, it is both reasonable and economical for SPANISH RIVER SERVICES and PM JUPITER FARMS, LLC, to share in the operation of the Leased Premises, as while the businesses are separate and distinct, they will share common entrance ways, common lavatory facilities, and other facilities which are necessary for the benefit of their customers.
WHEREAS, and PM JUPITER FARMS, LLC, intend and desire to separately operate their businesses, but acknowledge that it is prudent to share in the economic burden of the minimal joint facilities which are necessitated by the co-tenancy of the overall premises.
NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:
1.            Factual Statement:  The statements of fact as set forth herein above are true and correct.
2.            Breach.  That a breach of this Joint Operating Agreement is also a breach of the Lease between , and PM JUPITER FARMS, LLC.
3.            Default and Cure Period.  The failure to abide by any of the provisions of this Agreement acts as a default. Upon default of any of the provisions of this Joint Operations Agreement, the defaulting party will be provided with three (3) days' notice deliverable by personal service, email, or certified posting on the office door located on the premises. Upon the expiration of the three (3) business days, the defaulting party will have Thirty (30) days to cure any default under this Joint Operation Agreement. If the defaulting party either fails or refuses to cure the default, the non-defaulting party may ask for this agreement to be enforced by seeking specific performance, damages or any other relief available at law or in equity.
4.            Sale of Business.  The sale of any business interest in either ______________________, or PM JUPITER FARMS, LLC, is a default under this agreement, unless such sale or transfer is approved by the Co-Tenant with such approval not being unreasonably withheld.
Exhibit 10 (j) Page 15

5.            Termination.  This Joint Operation Agreement may terminate upon the mutual agreement of the parties, or upon the termination of the Lease Agreement between PM JUPITER FARMS LLC has with ____________________________________.
6.            Shared Facilities.  It is anticipated the Co-Party's will share ingress and egress as to the premises, the lavatory facilities available to the public, and will have equal access to the office located on the premises. Each Co-Party will also have access to any electric, plumbing, HVAC, sewage and other related utilities on an emergency basis or for routine maintenance and cleaning. However, from the store entrance there will be a clear line of sight to the serving counter of the Dunkin Donuts. There shall be no impediments of this line of sight of any nature, including but not limited to a) advertising, signage, or announcements hanging from the ceiling or placed on the floors, shelving, racks, b) floor standing coolers, displays or other product placements.
7.            Costs Distribution.  The Co-Party's will assume the following responsibilities (including payments and cost associated with the item) as indicated:
_______________________:
b.	Exterior Cleaning (as needed) washing and pressure cleaning entire outside gas pumps, driveways, and premises.
c.	Any and all maintenance, cleaning, and upkeep on the 50% of the premises allocated to the Fuel Depot/Convenience Store business, along with any and all machinery and equipment associated with the Fuel Depot/Convenience Store including all pumps, the gas canopy, hoses, nozzles, etc.
d.	Business licenses, taxes, fees, or other requirements of any local, county, State, or Federal government, agency or department associated with Fuel Depot/Convenience Store.
e.	Lawn maintenance on an as needed basis.
f.	Utility payment for electric, water, trash, and sewer for entire premises.
g.	HVAC and refrigeration repair and maintenance, along with electrical, plumbing (unless specifically associated with an individual business).
h.	Roof and exterior building repairs.
i.	Building maintenance (island curb painting, interior painting in common areas available to public).
j.	Parking lot lighting fixtures and replacement lamps.
k.	Cleaning and maintenance of the bathrooms. In the event SPANISH RIVER SERVICES, fails to maintain the bathrooms in a consistently clean, and sanitary manner, then PM JUPITER FARMS, LLC may, at their option retain a third party to maintain the bathroom facilities, or may maintain the facilities using its own staff and employees.
PM JUPITER FARMS, LLC:
a.	Costs associated with the use of the grease trap
l.	Any and all maintenance, cleaning, and upkeep on the 20% of the premises allocated to the Dunkin Donuts along with any and all machinery and equipment associated with the Dunkin Donuts whether located inside or outside of the premises.
m.	Business licenses, taxes, fees, or other requirements of any local, county, State, or Federal government, agency or department associated with Dunkin Donuts.
n.	PM JUPITER FARMS, LLC shall pay any additional costs necessitated for the cleaning or purchase of cleaning and bathroom supplies due to the increased use of the premises of the Dunkin Donuts.
o.	50% of the product costs for the cleaning of the bathrooms for bathroom products used by patrons.
Exhibit 10 (j) Page 16

SHARED RESPONSIBILITIES:
a.	The responsible party will provide any service required as needed. Any joint responsibilities will be paid equally by the parties within three (3) business days of a vendor bill being tendered or if a vendor requires immediate payment, each party will make their 50% payment at the time the service is rendered.
b.	ACKNOWLEDGMENT OF CLEANLINESS AND HYGIENE: Each party assumes the responsibility for maintaining the cleanliness of the overall premises, and their individual business specifically. Each party agrees and accepts the requirement that the failure to maintain a clean, neat and hygienic environment is a violation of this agreement and their individual lease.
IT IS INTENDED BY THE PARTIES THAT THE AREAS WHICH ARE SPECIFIC TO THE INDIVIDUAL BUSINESS OF A PARTY, AND WHERE PUBLIC TRAFFIC IS PROHIBITED, REMAINS THE SOLE RESPONSIBILITY OF THE PARTICULAR BUSINESS OWNER.
8.            Governing Law.  The parties acknowledge that the transaction that is the subject matter of this contract bears a reasonable relation to the State of Florida and agree that the law of the State of Florida will govern their rights and duties. The parties further agree that any litigation in connection with this Agreement shall take place in the Circuit Court of the State of Florida, located in Palm Beach County, Florida.
9.            Attorney Fees and Costs.  In the event of any litigation arising from or the need to enforce this Agreement, the prevailing party shall be entitled to award of its court costs and reasonable attorneys', paralegals, and legal assistants fees both at trial and appellate levels of judicial proceedings, and for any such fees associated with execution or collection, along with all costs of such proceedings.
10.            Acknowledgments.  It is further understood and agreed that the monies and other good and valuable consideration provided for herein are not a mere recital but are the consideration for this Agreement. The Parties each acknowledge that they have completely read this Agreement and that prior to signing they have had sufficient opportunity to examine it and ask questions and consult with their attorneys and other persons of their own choosing prior to entering into this Agreement. The parties further acknowledge that this Agreement is being signed voluntarily and without coercion or duress and with full understanding of its terms and effects. No party has been promised any benefit except for the mutual consideration set out herein and there are no other understandings, either oral or written relating to this settlement except those set out above.
11.            No Attribution.  This Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of drafting to any Party.
12.            Originals.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
13.            Modification and Waiver.  A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of either Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature.
14.            Partial Invalidity.  If any provisions of this Agreement are held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.
Exhibit 10 (j) Page 17

15.            Binding Effect. Except as otherwise herein stated all the provisions to this Agreement shall be binding upon the respective successors, assigns, heirs, personal representatives and administrators of the Parties.
Exhibit 10 (j) Page 18

AGREED TO BY THE PARTIES, on the dates as indicated and as evidenced by the Parties respective signatures.
CO-TENANT:
Witnesses:

By: /s/
Signature	As

Dated:
Name

Signature

Printed Name
Co-TENANT:
PM JUPITER FARMS. LLC
Witnesses:

By: /s/
Signature	As

Dated:
Name

Signature

Printed Name

Exhibit 10 (j) Page 19

Exhibit D

January 2010
This is a copy of Franchisor's standard Option to Assume Lease.
When Franchisee does not lease from a third party, another form of this agreement may be used, which contains similar provisions.

Option to Assume Lease (PC # 350770)

1.  If PM JUPITER LLC ("Tenant") defaults under the Lease dated May 23, 2012 ("Lease") by and between SPANISH RIVER SERVICES ("Landlord") and Tenant for the premises located at 10050 WEST INDIANTOWN ROAD JUPITER FLORIDA (the "Premises"), or if Dunkin Donuts Franchising LLC and/or Baskin-Robbins Franchising LLC ("Franchisor") terminates Tenant's franchise agreement covering the Premises, Landlord and Tenant acknowledge and agree that Franchisor will have the option to assume the Lease pursuant to Paragraph 3 below. This Option supplements and forms a part of the Lease.
2. Landlord agrees to give Franchisor written notice specifying all default(s) of Tenant under the Lease. Franchisor agrees to give written notice to Landlord if Franchisor terminates Tenant's franchise agreement and, in such notice, will request that Landlord provide Franchisor with a copy of the Lease and specify any of Tenant's defaults there under. All notices will be by nationally recognized overnight courier (with tracking capability).
3. Franchisor (or one of its real estate affiliates) may, within 30 days from (i) receipt of notice from Landlord that Tenant has defaulted under the Lease and failed to cure such default(s) as required or permitted by the terms of the Lease, or (ii) sending of notice to Landlord that Franchisor has terminated Tenant's franchise agreement covering the Premises, notify Landlord of Franchisor's decision to assume the Lease. If Franchisor exercises its right to assume the Lease by sending Landlord the required notice as provided in the prior sentence, (i) Landlord will deliver possession of the Premises to Franchisor; and (ii) Franchisor will, immediately upon such delivery, cure all of Tenant's monetary defaults under the Lease, begin curing all of Tenant's non-monetary defaults under the Lease and execute an agreement pursuant to which Franchisor agrees to assume all of Tenant's rights and obligations under the Lease, subject to the next paragraph.
4. If Franchisor exercises its right to assume the Lease pursuant to Paragraph 3 above, Landlord agrees that Franchisor (i) may, with Landlord's written consent, sublet the Premises or assign the Lease to an approved franchisee of Franchisor provided Franchisor remains liable for the payment of rent and the performance of Tenant's duties under the Lease, (ii) may assign, without recourse, its rights under the Lease upon receiving Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, (iii) will not be bound by the terms of any amendment to the Lease executed by Tenant without obtaining Franchisor's prior written approval, (iv) will not be subject to any provision of the Lease that requires Tenant to continuously operate a business in the Premises during any period that the Premises is closed for remodeling or while Franchisor is seeking to obtain and train a new franchisee, provided however, that such period of closure will not exceed 60 days in each instance; and (v) may, if it subleases the Premises to a franchisee as provided above, retain all rent or other consideration payable under such sublease.
5. If Franchisor exercises its right to assume the Lease pursuant to Paragraph 3 above, within 10 days after written demand, Tenant agrees to assign all of its right, title and interest in the Lease to Franchisor and, if Tenant does not do so, Tenant appoints Franchisor as its agent to execute all documents that may be necessary for Franchisor to take assignment of the Lease. Notwithstanding anything to the contrary contained herein, Tenant shall remain liable to Landlord for all of its obligations under the Lease and to Franchisor for all amounts that Franchisor pays to Landlord to cure Tenant's defaults under the Lease, including interest, reasonable collection costs and de-identification costs (the parties acknowledging that Franchisor may enter the Premises without being guilty of trespass or tort to de-identifY the Premises). Franchisor may assign this Option and its rights hereunder to any affiliate, subsidiary, parent, successor or assign of Franchisor. This Option may be signed in any number of counterparts by facsimile or otherwise, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile signature may be used for any purpose in lieu of an original signature.
6.  This Option is dated ______________________, 20__
Exhibit 10 (j) Page 20

LANDLORD	TENANT	FRANCHISOR

By:	By:	By

Its:	Its:	Its

By:

130 Royall Street
	, individually	PO Box 9141
Canton, Massachusetts 02021
By:

, individually

By:

, individually

Exhibit 10 (j) Page 21

EXHIBIT "B"

LEGAL DESCRIPTION

Exhibit 10 (j) Page 22